Exhibit 23.2
CONSENT OF INDEPENDENT AUDITORS
We hereby consent to the use in this Registration Statement on Form S-1/A of our report dated August 12, 2005 relating to the financial statements of Stewart Smith Group, an operating division of Willis North America Inc., which appears in such Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Charlotte, North Carolina
January 5, 2007